Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON REPORTS A 70% REVENUE INCREASE AND PROFITABILITY FOR THIRD QUARTER 2004

MELVILLE, N.Y. - NOVEMBER 10, 2004--Chyron Corporation (OTCBB: CYRO) today announced that it was profitable for the third quarter and nine months ended September 30, 2004.

Total revenue for the third quarter ended September 30, 2004 was $6.3 million, up $2.6 million or 70% over the same quarter last year. For the first nine months of 2004, total revenue was $16.9 million, up $2.9 million or 21% over the first nine months of last year. For the first nine months of 2004 international revenue was $3.2 million as compared to $1.3 million for the first nine months of 2003.

Gross margins for the third quarter of 2004 increased to 60% from 54% in the comparable quarter of 2003. For the first nine months of 2004, gross margins were 61% as compared to 55% for the first nine months of 2003. Factors contributing to the increased margins were an increase in software sales which carry higher gross margins than systems, lower materials costs, lower inventory reserves, and the elimination of intangible assets amortization that was incurred in 2003 but not in 2004.

The Company reported a net profit from continuing operations of $0.3 million, or $0.01 per share, for the third quarter, a significant improvement from the net loss from continuing operations of $1.5 million, or $0.04 per share, for the prior year's third quarter. For the first nine months the Company reported a net profit from continuing operations of $0.2 million, or $0.01 per share, as compared to a net loss from continuing operations of $1.8 million, or $0.04 per share, for the first nine months of the prior year.

Michael Wellesley-Wesley, Chyron President and CEO commented: "While we are pleased that the third quarter and year-to-date nine months produced a net profit and a significant growth in revenues over the comparable prior year periods we view this as just the beginning. 2004 is very much a transitional year in which, I believe, we have successfully laid the foundations for sustained recovery and the emergence of Chyron as a leading supplier in the field of high quality software-based real time graphics creation and graphics content management tools for both our core Broadcast television customer base and the exciting and fast growing new world of Dynamic Digital Displays."

"For the global Broadcast industry High Definition TV has now arrived and our new Duet HyperX HD, high definition character generator was delivered to major broadcasters in the third quarter, including Turner Entertainment and the Fox Stations Group. The HyperX is the first high definition character generator with absolutely no compromise in performance and it has been extremely well received by customers and industry commentators alike (The HyperX won a Broadcast Engineering Magazine Pick Hit Award at 2004's NAB industry trade show). In September the Academy of Television Arts and Sciences, at its 2004 Primetime Emmy Awards, awarded Chyron the Academy's Philo T. Farnsworth Corporate Achievement Emmy for outstanding achievement in engineering development for the Company's invention and development of the character generator."

"Chyron's intellectual property and strong reputation as a technology innovator in the field of broadcast quality graphics software has facilitated our entry into the booming Dynamic Digital Display and Security Alert markets with the recent launch of our ChyTV product line. We are very excited by the opportunities we see in these new markets and we will continue to aggressively seek out new applications areas for our software while maintaining a strong focus on the priority of continuing to deliver cost effective solutions to our core Broadcast customers", added Mr. Wellesley-Wesley.

The $0.2 million net profit for the first nine months of 2004 included a $0.2 million gain on the sale of marketable securities in the first quarter of 2004, and the $1.8 million loss from continuing operations for the first nine months of 2003 included a $0.6 million write-off in the third quarter of 2003 of an investment in and note receivable from a former subsidiary company and a $0.2 million loss in the first quarter of 2003 from impairment of marketable securities.

Interest expense was $0.1 million in the third quarter of 2004 and $0.3 million for the first nine months of 2004, down from $0.5 million in the third quarter of 2003 and $1.5 million for the first nine months of 2003. Net loss from discontinued operations [the Company's former Chyron UK Holdings Ltd. and its Pro-Bel subsidiary] for the third quarter of 2003 was $0.7 million or $0.01 per share and for the first nine months of 2003 was $0.7 million or $0.02 per share.

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform, and expansion into new markets.

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About Chyron

Chyron Corporation, the company the whole world watches, is a leading developer of broadcast television graphics software and hardware ranging from high-definition turnkey systems to OEM board-level solutions. Since introducing its first character generator in 1970, Chyron has become an industry standard whose brand name is synonymous with broadcast television graphics. Chyron's current product line includes the Duet/Lyric family of graphic and animation systems, Aprisa still and clip store systems, video mixing solutions, telestration, OEM board-level products, asset management, and more. For more information about Chyron products and services, please visit the company website at www.chyron.com (OTCBB: CYRO)

- TABLES FOLLOW -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Net sales	$6,292	$3,728	$16,904	$14,017
Gross profit	3,788	2,006	10,300	7,752
Operating expenses:
Selling, general and administrative	2,634	1,672	7,568	5,310
Research and development	820	661	2,564	1,882
Total operating expenses	3,454	2,333	10,132	7,192
Operating income (loss)	334	(327)	168	560
Interest and other expense (income), net	8	1,138	(40)	2,337
Income (loss) from continuing operations	326	(1,465)	208	(1,777)

Loss from discontinued operations		(707)		(725)
Net income (loss)	$ 326	$ (2,172)	$ 208	$(2,502)

Net income (loss) per common share - basic and diluted:
Continuing operations	$.01	$(.04)	$.01	$(.04)
Discontinued operations		(.01)		(.02)
	$.01	$(.05)	$.01	$(.06)
Weighted average number of common and common equivalent shares outstanding:
Basic	40,782	39,720	40,751	39,650
Diluted	41,519	39,720	41,535	39,650

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	September 30,	December 31,
	2004	2003
Assets:
Cash and cash equivalents	$1,975	$6,968
Accounts receivable, net	4,199	3,454
Inventories, net	3,002	1,714
Other current assets	735	955
Total current assets	9,911	13,091
Non-current assets	838	1,084
Total assets	10,749	14,175

Liabilities and shareholders' deficit:
Current liabilities	$5,232	$5,134
Non-current liabilities	7,065	10,622
Total liabilities	12,297	15,756
Shareholders' deficit	(1,548)	(1,581)
Total liabilities and shareholders' deficit	$10,749	$14,175

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